Consent of Independent Auditors


The Board of Directors
Markel Corporation

We consent to incorporation by reference in this Registration Statement on Form S-8 of Markel Corporation of our report dated February 1, 2000, relating to the balance sheet of Markel Holdings, Inc. (a wholly-owned subsidiary of Markel Corporation) as of December 31, 1999, and the related statements of income, changes in shareholder's equity, and cash flows for the period from August 25, 1999 (inception) through December 31, 1999, which report is included in the 1999 annual report on Form 10-K of Markel Holdings, Inc.

                                                        KPMG LLP

Richmond, Virginia
May 30, 2000